Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Second Quarter 2020 Results; Delivered GAAP Net

Income of $25 Million and Adjusted EBITDA of $33 Million

– Grew LINZESS® (Iinaclotide) total prescription demand by 9% year-over-year; new-to-brand prescription demand grew >15% in June 2020 compared to March 2020 –

– Made important updates designed to strengthen IW-3718 Phase III program; FDA indicated that long-term safety study for IW-3718 is not required for an NDA submission –

– Reinstating full year 2020 total revenue and LINZESS net sales growth guidance; reiterating adjusted EBITDA guidance –

BOSTON, Mass., August 6, 2020 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its second quarter 2020 results and recent business performance, as well as an update related to the impact of the COVID-19 pandemic on its business.

“Strong execution resulted in another solid quarter, highlighting the fundamental strength and resiliency of our business as we continue to advance our mission of advancing GI diseases and redefining the standard of care for millions of GI patients, despite the challenges posed by the COVID-19 pandemic,” said Mark Mallon, chief executive officer of Ironwood. “We are disappointed by the Phase II results for MD-7246; however, our strategy remains clear and we believe we are well-positioned for long-term growth, evidenced by continued LINZESS performance, the updates we made designed to strengthen our IW-3718 Phase III program, and our fifth consecutive profitable quarter.”

COVID-19 Business Impact

The impact of the COVID-19 pandemic continues to be far-reaching and unpredictable in the U.S. and around the world. Ironwood is taking important actions designed to help mitigate the impacts of the COVID-19 pandemic on its business and is following applicable federal, state and local health authority guidance.

•	Focused on Safety of Ironwood Colleagues and Communities. Many of Ironwood’s customer-facing employees have resumed in-person work practices; however, they are limited in the number of in-person details they are able to conduct due to social distancing protocols and other restrictions related to the COVID-19 pandemic. Ironwood is monitoring the impact of the COVID-19 pandemic in those territories where customer-facing employees have resumed in-person work practices, and in some cases, has paused the in-person work practices as a result of the impact of the COVID-19 pandemic in those territories. Those customer-facing employees who are not providing in-person services continue to provide support to their customers virtually through telephone and web-based technologies. The majority of Ironwood headquarters employees continue to work remotely.

•	Maintaining Access to LINZESS. In collaboration with its U.S. partner, AbbVie Inc. (together with its affiliates, AbbVie), Ironwood remains focused on maintaining the availability of and access to LINZESS for adult patients in the U.S. suffering from irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

–	LINZESS total prescription demand increased 9% in the second quarter of 2020 compared to the second quarter of 2019, per IQVIA.

–	To date, the COVID-19 pandemic has not caused significant disruptions to manufacturing operations nor supply of LINZESS in the U.S. Ironwood believes there is sufficient supply of LINZESS on hand to meet U.S. commercial needs at this time and continues to closely monitor the situation. Ironwood’s ex-U.S. partners are responsible for the manufacturing and supply of linaclotide in their respective territories.

•	Advancing Phase III Clinical Development of IW-3718. Patient safety is one of Ironwood’s highest priorities and the company continues to work closely with clinical trial sites and investigators in an effort to protect the safety of patients enrolling in its clinical trials.

–	The COVID-19 pandemic has impacted enrollment in the Phase III clinical trials of IW-3718 for the treatment of refractory gastroesophageal reflux disease (GERD). Most of the clinical trial sites were not screening new patients during the second quarter due to the suspension of in-person procedures required to enroll patients and due to lower patient participation compared to pre-COVID levels. Many clinical sites have now resumed screening new patients in study IW-3718-301; however, enrollment continues to be slower than prior to the COVID-19 pandemic.

–	In July 2020, Ironwood announced that it reached alignment with the U.S. Food and Drug Administration (FDA) on certain updates to its IW-3718 Phase III clinical program, including a planned early assessment of efficacy in one of the two identical Phase III trials, in line with new FDA guidance on statistical considerations for trials impacted by COVID-19. See “GI Pipeline” section of this release for more information regarding these recent updates.

•	Update on Financial Guidance. Ironwood is reinstating its full year 2020 financial guidance as originally disclosed as part of its fourth quarter and full year 2019 financial results. Ironwood had previously withdrawn its full year 2020 financial guidance, with the exception of its adjusted EBITDA guidance, due to uncertainties regarding the potential for and magnitude of certain COVID-19-related impacts on its financial performance.

Second Quarter 2020 Financial Highlights1

(in thousands, except for per share amounts)

	2Q 2020	2Q 2019
Total revenues	$89,432	$102,215
Total costs and expenses	56,719	80,638
GAAP net income from continuing operations	25,204	12,283
GAAP net income	25,204	12,283
GAAP net income per share – basic and diluted	0.16	0.08
Adjusted EBITDA	33,353	25,645
Non-GAAP net income	25,671	16,032
Non-GAAP net income per share	0.16	0.10

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA table at the end of this press release. Adjusted EBITDA is reconciled from GAAP Net Income (Loss) from Continuing Operations. There were no discontinued operations for the three and six months ended June 30, 2020. Refer to Non-GAAP Financial Measures for additional information.

Second Quarter 2020 Corporate Highlights

U.S. LINZESS

•	Total LINZESS prescription demand in the second quarter of 2020 included approximately 35 million LINZESS capsules, a 9% increase compared to the second quarter of 2019, per IQVIA.

–	Average weekly new-to-brand LINZESS prescription demand in June 2020 was 9,300, compared to an average of 8,000 in March 2020 (the beginning of the COVID-19 pandemic in the U.S.), an increase of over 15%, per IQVIA Patient Insights Edition.

•	LINZESS U.S. net sales are provided to Ironwood by AbbVie. In the second quarter of 2020, LINZESS U.S. net sales were $219 million, a 5% increase compared to $208 million for the second quarter of 2019. Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	In connection with its acquisition of Allergan plc (together with its affiliates, Allergan), AbbVie recast LINZESS net sales previously reported by Allergan for periods beginning January 1, 2019 to conform with AbbVie’s revenue recognition accounting policies and reporting conventions for certain rebates and discounts. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue, or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments received from AbbVie.

–	The difference between LINZESS net sales growth and prescription demand growth is primarily due to a decrease in inventory, partially offset by net price improvement.

–	LINZESS commercial margin was 75% in the second quarter of 2020 compared to the recast commercial margin of 63% in the second quarter of 2019, which Ironwood recalculated in connection with AbbVie’s recast of prior year financial information. The higher year-over-year margin was largely driven by higher LINZESS net sales and lower brand expenditure due to the majority of the Ironwood and AbbVie LINZESS field sales forces working remotely during a portion of the second quarter of 2020. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Ironwood recorded $87 million in collaboration revenue in the second quarter of 2020 related to sales of LINZESS in the U.S., compared to $75 million in the second quarter of 2019. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $152 million in the second quarter of 2020 compared to $116 million in the second quarter of 2019. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

U.S. LINZESS Full Brand Collaboration[1] (in thousands, except for percentages)	Three Months Ended June 30,
	2020	2019
LINZESS U.S. net sales as reported by AbbVie	$218,945	$207,716
AbbVie & Ironwood commercial costs, expenses and other discounts	53,812	76,987
Commercial margin	75%	63%
AbbVie & Ironwood R&D Expenses	13,417	14,474
Total net profit on sales of LINZESS	$151,716	$116,255
Full brand margin	69%	56%

1.	All periods presented have been adjusted to conform with AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

GI Pipeline

•	IW-3718. Ironwood is developing IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of refractory GERD. Refractory GERD affects an estimated 8 to 10 million adult Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors, the current standard of care. There are currently no FDA-approved treatment options available for the treatment of regurgitation associated with refractory GERD.

–	In alignment with the FDA, Ironwood made important updates to its Phase III program with IW-3718, as highlighted below:

–	Change in Phase III Primary Endpoint. The primary endpoint for the two identical Phase III clinical trials – IW-3718-301 and IW-3718-302 – has been changed from the previous responder endpoint to a continuous endpoint. The primary endpoint for the Phase III trials is now the assessment of change from baseline to week 8 in weekly heartburn severity scores, which is very similar to the primary endpoint in the IW-3718 Phase IIb trial and a previous key secondary endpoint in the Phase III trials.

–	Planned Early Assessment of Efficacy in IW-3718-302. In line with new FDA guidance on statistical considerations for trials impacted by COVID-19, Ironwood has stopped enrollment of study subjects into IW-3718-302 and plans to conduct a blinded early assessment of efficacy in that trial. The data are expected to remain blinded to Ironwood and be assessed by an independent data monitoring committee (IDMC) using pre-specified criteria that are consistent with certain of the study’s new primary and key secondary endpoints. Ironwood expects to report the outcome of the early assessment in the fourth quarter of 2020. IW-3718-301 is continuing to enroll patients. Under the planned assessment, the IDMC will make a non-binding recommendation to Ironwood.

•	If the IDMC determines the data met all pre-specified criteria, Ironwood plans to remain blinded and continue enrollment of the IW-3718-301 trial with the goal of announcing top-line results from both trials in the first half of 2021.

•	If the IDMC determines the data did not meet all pre-specified criteria, Ironwood plans to unblind and evaluate the data from IW-3718-302 to determine whether to stop the full Phase III program.

–	Decision on Long-term Safety Data Request. The FDA has indicated that a long-term safety study is not required in connection with a potential NDA submission. Ironwood previously announced that it was in discussions with the FDA regarding the FDA’s request that additional long-term safety data for IW-3718 in refractory GERD be included in connection with a potential NDA submission.

•	MD-7246. In May 2020, Ironwood and AbbVie announced top-line data from a Phase II trial evaluating MD-7246 in adult patients with abdominal pain associated with irritable bowel syndrome with diarrhea. The Phase II trial did not meet its primary or key secondary endpoints. Based on these findings, Ironwood and AbbVie are discontinuing the development of MD-7246.

Global Collaborations and U.S. Promotional Partnerships

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. (Alnylam). In August 2019, Ironwood and Alnylam announced a U.S. GI disease education and promotional agreement for Alnylam’s GIVLAARI™ (givosiran), an RNAi therapeutic targeting aminolevulinic acid synthase 1 for the treatment of adults with Acute Hepatic Porphyria.

–	Under this agreement, Ironwood receives fixed payments and royalties in the mid-teens percent on net sales generated from prescriptions or referrals from certain physicians related to Ironwood’s promotional efforts.

•	LINZESS in Japan. Ironwood recorded $0.5 million in royalties from Astellas Pharma Inc. (Astellas) in the second quarter of 2020.

–	Under its license agreement with Astellas, Ironwood receives royalties beginning in the mid-single-digit percent and escalating to the low double-digit percent, based on annual net sales of LINZESS in Japan. In 2020, Astellas will assume responsibility for linaclotide active pharmaceutical ingredient (API) manufacturing in Japan.

–	LINZESS net sales in Japan for the three months ended June 30, 2020, as reported by Astellas, were approximately ¥1.6 billion, a 12% increase compared to the three months ended June 30, 2019.

•	LINZESS in China. Under Ironwood’s collaboration agreement with AstraZeneca, AstraZeneca has exclusive rights to develop, manufacture, and commercialize linaclotide in China (including Hong Kong and Macau) and is responsible for all expenses associated with these activities beginning in 2020. Ironwood receives royalties beginning in the mid-single-digit percent and increasing up to 20 percent based on annual net sales of LINZESS in China.

Second Quarter Financial Results

•	Total Revenues. Total revenues in the second quarter of 2020 were $89.4 million, compared to $102.2 million in the second quarter of 2019.

–	Total revenues in the second quarter of 2020 consisted of $86.5 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $1.8 million in linaclotide royalties, $0.9 million in co-promotion revenue, and $0.2 million in other revenue.

–	Total revenues in the second quarter of 2019 consisted of $75.0 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $24.9 million in sales of linaclotide API, $1.5 million in co-promotion revenue, and $0.8 million in royalty revenue.

•	Operating Expenses. Operating expenses in the second quarter of 2020 were $56.7 million, compared to $80.6 million in the second quarter of 2019.

–	Operating expenses in the second quarter of 2020 consisted of $34.6 million in SG&A expenses and $22.1 million in R&D expenses.

–	Operating expenses in the second quarter of 2019 consisted of $43.2 million in SG&A expenses, $28.8 million in R&D expenses, $11.3 million in cost of revenues, and $0.5 million in restructuring expenses, partially offset by a gain on lease modification of $3.2 million.

•	Interest Expense. Net interest expense was $7.0 million in the second quarter of 2020 primarily in connection with the company’s convertible senior notes. Interest expense recorded in the second quarter of 2020 included $1.8 million in cash expense and $5.5 million in non-cash expense.

–	Net interest expense was $8.8 million in the second quarter of 2019, in connection with the 8.375% Notes due 2026 prior to their redemption in September 2019 and the outstanding 2022 Convertible Notes. Interest expense recorded in the second quarter of 2019 included $4.7 million in cash expense and $4.7 million in non-cash expense.

•	Loss on Derivatives. Ironwood recorded a loss on derivatives of $0.5 million in the second quarter of 2020 as a result of the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the 2022 Convertible Notes.

–	Ironwood recorded a loss on derivatives of $0.7 million in the second quarter of 2019 related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the 2022 Convertible Notes.

•	Net Income.

–	GAAP net income was $25.2 million, or $0.16 per share, in the second quarter of 2020, compared to GAAP net income of $12.3 million, or $0.08 per share, in the second quarter of 2019.

–	Non-GAAP net income was $25.7 million, or $0.16 per share, in the second quarter of 2020, compared to non-GAAP net income of $16.0 million, or $0.10 per share, in the second quarter of 2019.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses and separation expenses. These adjustments are reflected in non-GAAP net income (loss) in the second quarter of 2020 and 2019 presented in this press release. See Non-GAAP Financial Measures below.

•	Net Income from Continuing Operations. Beginning in the second quarter of 2019, Ironwood recast historical operations related to Cyclerion Therapeutics, Inc. (Cyclerion) as discontinued operations.

–	Ironwood recorded $25.2 million and $12.3 million in GAAP net income from continuing operations during the second quarter of 2020 and 2019, respectively. Ironwood did not incur any Cyclerion-related expenses during the second quarter of 2020 or 2019.

•	Adjusted EBITDA. Adjusted EBITDA was $33.4 million in the second quarter of 2020, compared to $25.6 million in the second quarter of 2019.

–	Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and separation expenses from GAAP net income (loss) from continuing operations. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the second quarter of 2020 with $253.3 million of cash and cash equivalents.

–	Ironwood generated $20.1 million in cash from operations in the second quarter of 2020.

•	2020 Financial Guidance

–	Ironwood now expects:

2020 Guidance
LINZESS net sales growth	Mid-single digit % increase
Total Revenue	$360 – $380 million
Adjusted EBITDA[1]	>$105 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP net income (loss) from continuing operations.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact of net gains and losses on derivatives related to our 2022 Convertible Notes that are required to be marked-to-market. Ironwood also excludes restructuring, and separation-related expenses from non-GAAP net income (loss), if any. These adjustments, as applicable, are reflected in the non-GAAP net income (loss) in the second quarter 2020 presented in this press release. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP net income (loss) from continuing operations.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and separation expenses from GAAP net income (loss) from continuing operations. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA to net income (loss) from continuing operations on a GAAP basis, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income (loss) from continuing operations or a reconciliation of expected adjusted EBITDA to expected GAAP net income (loss) from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA including, without limitation, the mark-to-market adjustments on the derivatives related to its 2022 Convertible Notes. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income (loss) from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, August 6, 2020 to discuss its second quarter 2020 results and recent business activities. Individuals interested in participating in the call should dial (866) 324- 3683 (U.S. and Canada) or (509) 844-0959 (international) using conference ID number 6183913. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on August 6, 2020 running through 11:59 p.m. Eastern Time on August 20, 2020. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-4306 (international) using conference ID number 6183913. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). We are also advancing IW-3718, a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of refractory gastroesophageal reflux disease. IW-3718 is first-in-category product candidate currently in Phase III clinical trials.

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about our strategy, business and operations; the sufficiency of supply of LINZESS to meet U.S. commercial needs; the development, commercial availability and commercial potential of linaclotide and our other product candidates and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide and other product candidates; expectations that we will continue to record collaborative arrangements revenue based on actual settlement payments received from AbbVie; our plans with respect to the Phase III program for IW-3718, including statements about our plans to conduct an early assessment of efficacy in our IW-3718-302 and the IDMC assessment of the trial data, the timing of receipt of outcomes of such assessment, and the nature of the recommendation, next steps for the IW-3718 trial following receipt of the IDMC’s non-binding recommendation ,the anticipated timing of clinical developments and the timing and top-line results of the IW-3718 Phase III trials, and our ability to continue enrolling patients in IW-3718-301; our plans to discontinue development of MD-7246; expectations regarding our global collaborations, including partners’ responsibility, beginning in 2020, for API, finished drug product and finished goods manufacturing in their respective territories; and our financial performance and results, and guidance and expectations related thereto, including expectations related to LINZESS net sales growth, total revenue and adjusted EBITDA. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness and timing of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that our clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued, or that regulatory submissions are delayed, for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons, including due to the impacts of the COVID-19 pandemic; the risk that findings from our completed studies may not be replicated in later studies, our interpretation of the results of those studies are not shared by the U.S. FDA or the results of those studies are not consistent; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and other product candidates; the decisions by regulatory and judicial authorities, including the potential impact of the COVID-19 pandemic on governmental authorities; the risk that we may never get additional patent protection for linaclotide; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in our subsequent SEC filings. In particular, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on our business and operations is highly uncertain. Factors that will influence the impact on our business, operations and financial results include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The pandemic could have a material adverse impact on our business, operations and financial results for an extended period of time.

Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA table and related footnotes accompany this press release.  Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with AbbVie in assessing the product’s performance and calculates it based on inputs from both Ironwood and AbbVie. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

LINZESS® is a registered trademark of Ironwood Pharmaceuticals, Inc.  Any other trademarks referred to in this presentation are the property of their respective owners.  All rights reserved.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

mkaya@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$253,252	$177,023
Accounts receivable, net	105,379	11,279
Related party account receivable, net	-	105,967
Inventory, net	-	648
Prepaid expenses and other current assets	14,394	10,685
Restricted cash, short-term	1,250	1,250
Total current assets	374,275	306,852
Restricted cash, net of current portion	971	971
Accounts receivable, net of current portion	22,995	32,597
Property and equipment, net	11,190	12,429
Operating lease right-of-use assets	17,156	17,743
Convertible note hedges	16,131	31,366
Other assets	820	790
Total assets	$443,538	$402,748
Liabilities and Stockholders’ Deficit
Accounts payable	$2,104	$3,978
Related party accounts payable, net	751	1,509
Accrued research and development costs	2,400	2,956
Accrued expenses and other current liabilities	17,955	30,465
Current portion of operating lease liabilities	2,610	1,146
Deferred revenue	875	875
Total current liabilities	26,695	40,929
Note hedge warrants	12,958	24,260
Convertible senior notes	418,924	407,994
Operating lease liabilities, net of current portion	21,211	22,082
Other liabilities	602	734
Total stockholders’ deficit	(36,852)	(93,251)
Total liabilities and stockholders’ deficit	$443,538	$402,748

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Collaborative arrangements revenue	$89,423	$77,322	$163,868	$143,474
Sale of active pharmaceutical ingredient	9	24,893	5,507	27,471
Total Revenues	89,432	102,215	169,375	170,945
Costs and expenses:
Cost of revenues	-	11,313	2,239	12,356
Research and development	22,076	28,758	50,103	60,956
Selling, general and administrative	34,643	43,246	71,093	92,341
Gain on lease modification	-	(3,169)	-	(3,169)
Restructuring expenses	-	490	-	3,818
Total cost and expenses	56,719	80,638	123,435	166,302
Income from operations	32,713	21,577	45,940	4,643
Other (expense) income:
Interest expense	(7,318)	(9,430)	(14,538)	(19,022)
Interest and investment income	276	668	1,053	1,404
(Loss) gain on derivatives	(467)	(672)	(3,933)	3,272
Other income	-	140	27	140
Other expense, net	(7,509)	(9,294)	(17,391)	(14,206)
Income (loss) from continuing operations	25,204	12,283	28,549	(9,563)
Loss from discontinued operations	-	-	-	(37,438)
GAAP net income (loss)	$25,204	$12,283	$28,549	$(47,001)

Income (loss) from continuing operations per share — basic and diluted	$0.16	$0.08	$0.18	$(0.06)
Loss from discontinued operations per share — basic and diluted	-	-	-	$(0.24)
GAAP net income (loss) per share—basic and diluted	$0.16	$0.08	$0.18	$(0.30)

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between GAAP net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net income (loss)	$25,204	$12,283	$28,549	$(47,001)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	467	672	3,933	(3,272)
Restructuring expenses	-	490	-	3,818
Separation expenses	-	2,587	-	21,941
Non-GAAP net income (loss)	$25,671	$16,032	$32,482	$(24,514)

A reconciliation between GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net income (loss) per share –basic and diluted	$0.16	$0.08	$0.18	$(0.30)
Adjustments to GAAP net income (loss) per share (as detailed above)	-	0.02	0.02	0.14
Non-GAAP net income (loss) per share –basic and diluted[1]	$0.16	$0.10	$0.20	$(0.16)

Weighted average number of common shares used in net income (loss) per share — basic	159,407	155,849	158,890	155,405
Weighted average number of common shares used in net income (loss) per share — diluted	159,920	155,849	160,032	155,405

1 Numbers may not add due to rounding.

Reconciliation of GAAP Net Income (Loss) from Continuing Operations to
Adjusted EBITDA

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net income (loss) from continuing operations on a GAAP basis and adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net income (loss) from continuing operations	$25,204	$12,283	$28,549	$(9,563)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	467	672	3,933	(3,272)
Restructuring expenses [1]	-	490	-	3,818
Separation expenses [1]	-	2,587	-	7,477
Interest expense	7,318	9,430	14,538	19,022
Interest income	(276)	(668)	(1,053)	(1,404)
Depreciation [1]	640	851	1,322	1,539
Adjusted EBITDA [2]	$33,353	$25,645	$47,289	$17,617

1 These adjustments relate to the portion of costs included in continuing operations and not the amounts that have been recast to discontinued operations.

2 There were no discontinued operations for the three or six months ended June 30, 2020.

U.S. LINZESS Commercial Collaboration 1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
LINZESS U.S. net sales as reported by AbbVie [2]	$218,945	$207,716	$411,767	$385,074
AbbVie & Ironwood commercial costs, expenses and other discounts [3]	53,812	76,987	109,894	138,692
Commercial profit on sales of LINZESS	$165,133	$130,729	$301,873	$246,382
Commercial Margin [4]	75%	63%	73%	64%

Ironwood’s share of net profit [5]	82,567	65,365	150,937	123,191
Reimbursement for Ironwood’s selling, general and administrative expenses [6]	3,936	10,359	12,610	20,636
Adjustments to reconcile Ironwood’s previously reported share of net profit in conformance with AbbVie revenue recognition accounting policies and reporting conventions [7]	-	(751)	(5,902)	(4,560)
Ironwood’s collaborative arrangement revenue	$86,503	$74,973	$157,645	$139,267

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 In connection with its acquisition of Allergan, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie, as well as selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales. Ironwood has recalculated commercial margin in connection with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

6 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with AbbVie. Excludes an insignificant amount and approximately $0.4 million for the three and six months ended June 30, 2020, respectively, and excludes approximately $0.8 million and approximately $1.3 million for the three and six months ended June 30, 2019, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with AbbVie.

7 In connection with its acquisition of Allergan, AbbVie recast LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019 to conform with its revenue recognition accounting policies and reporting conventions for certain rebates and discounts. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments received from AbbVie.

U.S. LINZESS Full Brand Collaboration 1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
LINZESS U.S. net sales as reported by AbbVie [2]	$218,945	$207,716	$411,767	$385,074
AbbVie & Ironwood commercial costs, expenses and other discounts [3]	53,812	76,987	109,894	138,692
AbbVie & Ironwood R&D Expenses [4]	13,417	14,474	28,199	28,090
Total net profit on sales of LINZESS [5]	$151,716	$116,255	$273,674	$218,292

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 In connection with its acquisition of Allergan, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie, as well as selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).